0775572.09 darmstrong
ADD
Trey Grayson, Secretary of State
Received and Filed:
11/16/2010 3:22 PM
Fee Receipt: $50.00

ARTICLES OF INCORPORATION
OF
FULLCIRCLE ENTERTAINMENT, INC.

THE UNDERSIGNED as incorporator of FullCircle Entertainment, Inc., hereby certifies that these Articles of Incorporation are signed for the purpose of forming a stock, for-profit corporation under the Kentucky Business Corporation Act (the "Act"), Chapter 271B of the Kentucky Revised Statutes, as follows:

ARTICLE I
NAME

The Corporation's name is FullCircle Entertainment, Inc.

ARTICLE II
SHARES

The Corporation shall have the authority to issue 1,000 shares of No Par Value Common Stock.

ARTICLE III
REGISTERED OFFICE AND AGENT; PRINCIPAL PLACE OF BUSINESS

3.01 **Registered Agent and Office**. The street address of the Corporation's registered office is c/o Lynch, Cox, Gilman & Goodman, P.S.C., 500 West Jefferson Street, Suite 2100, Louisville, Kentucky 40202, and the name of its initial registered agent at such address is Matthew D. Watkins.

3.02 **Principal Office**. The mailing address of the Corporation's principal place of business is 161 Alpine Drive, Shelbyville, Kentucky 40065.

ARTICLE IV
PURPOSES

The Corporation is organized to transact any lawful business for which corporations may be organized under the Act, and to exercise any powers that corporations may exercise under the Act.

ARTICLE V
DURATION

The Corporation shall have perpetual duration, subject to its being dissolved in the manner prescribed by law.

ARTICLE VI
INCORPORATOR

Matthew D. Watkins is the Corporation's incorporator. His mailing address is c/o Lynch, Cox, Gilman & Goodman, P.S.C., 500 West Jefferson Street, Suite 2100, Louisville, Kentucky 40202.

ARTICLE VII
INDEMNIFICATION OF DIRECTORS, OFFICERS & EMPLOYEES

7.01 **Generally**. The Corporation shall, to the fullest extent permitted by the Act, indemnify each of its directors, officers, and employees against expenses (including counsel fees), judgments, taxes, fines, and amounts paid in settlement, incurred by him in connection with, and shall advance expenses (including counsel fees) incurred by him in defending, any threatened, pending, or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative) to which he is, or is threatened to be made, a party by reason of the fact that he is or was a director, officer, or employee, or is or was serving at its request as a director, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, or other enterprise. Advancement of expenses shall be made upon receipt of an undertaking, with such security, if any, as the Board or shareholders may reasonably require, by or on behalf of the person seeking indemnification to repay amounts advanced if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

7.02 **Insurance**. The Corporation may purchase and maintain insurance on behalf of any person who is or was entitled to indemnification as described above, whether or not the Corporation would have the power or be obligated to indemnify him against such liability under either this Article VII or the Act.

7.03 **Repeal or Modification**. Any repeal or modification of this Article VII by the Board of Directors or shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation under this Article VII with respect to any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII
LIMITATION OF DIRECTORS' PERSONAL LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of such director's duties as a director, provided that this provision shall not eliminate or limit the liability of a director: (a) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the Corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (c) for any vote for or assent to an unlawful distribution to shareholders as prohibited under KRS 271B.8-330; or (d) for any transaction from which the director derived an improper personal benefit.

This Article VIII shall continue to be applicable with respect to any such breach of duties by a director of the Corporation as a director notwithstanding that such director thereafter ceases to be a director and shall inure to the personal benefit of such director's heirs, executors and administrators.

ARTICLE IX
ACTION WITHOUT MEETING

Pursuant to K.R.S. 271B.7-040(2), any action, except the election of directors, required or permitted by the Act to be taken at a shareholders' meeting, may be taken without a meeting and without prior notice, if the action is taken by shareholders entitled to vote on the action representing not less than 80% or such higher percentage as may be required by the Act or these Articles of Incorporation of the votes entitled to be cast. Action taken under this Article 9 shall be evidenced by one or more

written consents describing the action taken, signed by the shareholders taking the action, and delivered to the Corporation for inclusion in the minutes or filing with corporate records.

Action taken under this Article 9 shall be effective when consents representing the votes necessary to take the action under this Article 9 are delivered to the Corporation, or upon delivery of the consents representing the necessary votes, as of a different date if specified in the consent. Prompt notice of the taking of any action by the shareholders without a meeting under this Article 9 by less than unanimous written consent shall be given to those shareholders entitled to vote on the action who have not consented in writing.

If the Act requires that notice of proposed action be given to nonvoting shareholders and the action is to be taken by consent of the voting shareholders under this Article 9, the Corporation shall give its nonvoting shareholders and voting shareholders whose consent is not solicited, written notice of the proposed action at least ten days before the action is taken. The notice shall contain or be accompanied by the same material that, under the Act, would have been required to be sent to nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted to the shareholders for action.

ARTICLE X
THE BOARD OF DIRECTORS

10.01 **General**. The Corporation shall be managed by the Board of Directors (the "Board").

10.02 **Number**. The number of Directors shall be fixed by resolution of the shareholders or by the By-Laws, but shall neither be less than one (1) nor more than seven (7). The number of Directors constituting the initial Board is three (3).

IN WITNESS WHEREOF, witness the signature of Matthew D. Watkins, the incorporator and registered agent, and Matthew D. Watkins does hereby consent to serve as the registered agent for the company, this 11TH day of November, 2010.

Matthew D. Watkins, Incorporator & Agent

THIS INSTRUMENT PREPARED BY:

Matthew D. Watkins
Lynch, Cox, Gilman & Goodman, P.S.C.
500 West Jefferson Street, Suite 2100
Louisville, KY 40202
(502) 589-4215